PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Alison Griffin
February 21, 2017		(804) 217-5897

DYNEX CAPITAL, INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2017 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported its fourth quarter and full year 2017 results today. As previously announced, the Company's quarterly conference call to discuss these results is today at 10:00 a.m. Eastern Time and may be accessed using conference ID 7279346 via telephone in the U.S. at 1-866-393-4306 (internationally at 1-734-385-2616 or by live webcast which includes a slide presentation, the link for which is provided under “Investor Center” on the Company's website (www.dynexcapital.com).
Fourth Quarter 2017 Highlights

•	Comprehensive income to common shareholders of $0.08 per common share and net income to common shareholders of $0.36 per common share

•	Core net operating income to common shareholders, a non-GAAP measure, of $0.20 per common share

•	Dividend declared of $0.18 per common share

•	Book value per common share of $7.34 at December 31, 2017 compared to $7.46 at September 30, 2017 and $7.18 at December 31, 2016

•	Continued rotation into 30-year fixed-rate Agency RMBS

•	Leverage including TBA dollar roll positions of 6.4x shareholders’ equity at December 31, 2017
Full Year 2017 Highlights

•	Comprehensive income to common shareholders of $0.93 per common share and net income to common shareholders of $0.46 per common share

•	Core net operating income to common shareholders of $0.73 per common share

•	Dividends declared of $0.72 per share

•	Economic return on book value per common share of 12.3%

Management's Remarks
Byron Boston, President and CEO commented, “We had a very strong year for our shareholders as we posted a total economic return of 12.3% on common equity. We earned $0.93 in comprehensive income in 2017 and closed the year with a solid $0.20 in core earnings per share for the fourth quarter as we benefited from the favorable CMBS/RMBS mix in our portfolio and the capital reallocation and hedging decisions we made earlier in the year.”
Mr. Boston continued, “As we enter 2018, markets are bearish on interest rate sensitive stocks given current Federal Reserve monetary policy, an improving global economy, and higher interest rates. As has been the case over the last several years, we believe that markets will continue to experience intermittent periods of volatility in 2018. Longer-term, our view today is that a rise in interest rates may be limited by macroeconomic headwinds, such as the historically high and rapidly increasing amount of global debt. We also believe the Federal Reserve will raise the Federal Funds rate in an orderly and well telegraphed manner, which should improve our ability to manage our net interest spread. Regulatory reform may also evolve in 2018, potentially providing new investment opportunities.”
Fourth Quarter 2017 Earnings Summary
Comprehensive income to common shareholders for the fourth quarter of 2017 was $4.5 million versus $13.6 million for the third quarter. Net income to common shareholders was $19.1 million for the fourth quarter compared to $7.5 million for the prior quarter. Net income to common shareholders in the fourth quarter benefited from:
•an increase in net interest income primarily from a larger investment portfolio;
•an increase in gain on derivative instruments, net from higher interest rates; and
•a decrease in losses realized on investment sales.
Comprehensive income benefited from these items as well but declined from the third quarter of 2017 due to a net decline in the fair value of our available for sale investments of $(14.5) million. Core net operating income to common shareholders, a non-GAAP measure reconciled in the supplement to this release, benefited from an increase in adjusted net interest income primarily related to a larger investment portfolio, prepayment compensation received on CMBS and CMBS IO, and lower net periodic interest costs from interest rate swaps.
Book Value and Economic Return
Book value per common share decreased $(0.12) to $7.34 at December 31, 2017 from September 30, 2017 primarily due to higher rates during the quarter. For the year, book value per common share increased $0.16 primarily because of tightening credit spreads on MBS which more than offset the impact of higher interest rates. Economic return on book value was 0.8% for the fourth quarter of 2017 and 12.3% for the full year 2017, including declared dividends of 10.1% and an increase in book value per common share of 2.2%. Economic return on book value is calculated by dividing (i) the sum of dividends declared per common share and the change in book value per common share by (ii) beginning book value per common share for the respective period.
Summary of Investments and Related Financing
The Company continued to increase its investment in 30-year fixed-rate Agency RMBS during the fourth quarter, including both specified pools and net long positions in TBA securities ("dollar roll positions"). The Company purchased approximately $517.8 million of fixed-rate Agency RMBS including dollar roll positions during the fourth quarter of 2017 and $148.3 million in U.S. Treasuries, which grew our investment portfolio to over $4.0 billion as of December 31, 2017. The

Company also sold $215.5 million in Agency CMBS that were nearing their maturities, had lower coupons, or had higher liquidity risk.
The following table provides details of our investment portfolio and dollar roll positions as of December 31, 2017:

	December 31, 2017
Type of Investment:	Par	Amortized Cost/Implied Cost Basis	Fair Value/Implied Market Value
($ in thousands)
30-year fixed-rate RMBS:
3.0% coupon	$244,374	$246,155	$244,818
4.0% coupon	623,293	657,114	653,860
4.0% coupon TBA dollar roll positions (1) (2) (3)	795,000	829,425	830,908
Total 30-year fixed-rate	1,662,667	1,732,694	1,729,586

Adjustable-rate RMBS:
3.1% coupon (4)	278,886	289,305	285,583

Agency CMBS	1,123,967	1,134,409	1,124,351
CMBS IO (5)	n/a	683,833	692,522
Other non-Agency MBS	27,571	23,536	25,855
U.S. Treasuries	148,400	148,267	146,530

Total AFS portfolio and TBA dollar roll positions	$3,241,491	$4,012,044	$4,004,427

(1)	Par, implied cost basis, and implied market value of TBA dollar roll positions represents amounts for the underlying Agency MBS as if settled.

(2)
The net carrying value of TBA dollar roll positions, which is the difference between their implied market value and implied cost basis, was $1.5 million as of December 31, 2017 and is included on the consolidated balance sheet within “derivative assets”.

(3)	Excludes net short positions of TBA contracts used as hedges of interest rate risk exposure from fixed-rate Agency RMBS.

(4)	Represents the weighted average coupon based on amortized cost.

(5)	Includes both Agency and non-Agency IO securities.
The average effective yield on investments increased 12 basis points to 3.07% for the fourth quarter of 2017 compared to the prior quarter primarily from the shift in the portfolio to fixed-rate Agency RMBS which earned a higher yield than the hybrid Agency ARMs that were sold during the year. The Company's cost of funds increased 5 basis points to 1.53% for the fourth quarter of 2017 compared to the third quarter of 2017 primarily as a result of the increase in short-term interest rates. Adjusted costs of funds, a non-GAAP measure, decreased 7 basis points to 1.59% for the fourth quarter of 2017 from 1.66% for the prior quarter because the floating rate received on our pay-fixed receive-floating interest rate swaps increased for the fourth quarter compared to the third quarter offsetting the impact from higher short-term interest rates.
The Company's net interest spread on its investments increased 7 basis points to 1.54% for the fourth quarter of 2017 from 1.47% for the third quarter of 2017, and adjusted net interest spread including drop income from TBA dollar roll positions was 1.52%, an increase of 8 basis points from the prior quarter.

Hedging Summary
The Company primarily uses interest rate swaps to mitigate the impact of higher interest rates on its earnings and book value. During the fourth quarter of 2017, the average net notional balance of current pay-fixed interest rate swaps outstanding was $3.0 billion at a weighted average net pay-fixed rate of 1.42%, which was relatively consistent with the average amounts outstanding during the prior quarter. As of December 31, 2017, the Company held interest rate swaps with a net notional balance of $5.7 billion and a weighted average remaining maturity of 3.1 years, which included approximately $2.5 billion of forward starting interest rate swaps. The following table provides details of the Company's interest rate swaps as of December 31, 2017:

	December 31, 2017
	By Amount Expiring		By Amount Effective
	Net Notional	Weighted Average Rate	Weighted Average Notional	Weighted Average Rate
($ in thousands)
2018	$2,410,000	1.32%	$2,277,699	1.71%
2019	160,000	1.37%	2,199,027	1.95%
2020	550,000	1.74%	1,840,451	2.13%
2021	200,000	1.93%	1,890,479	2.20%
2022	1,210,000	2.00%	1,838,795	2.35%
2023	—	—%	1,145,000	2.52%
2024	100,000	2.17%	1,071,503	2.54%
2025	375,000	2.83%	813,973	2.47%
2026	450,000	2.31%	585,616	2.43%
2027	100,000	2.35%	140,822	2.69%
2028 and thereafter	120,000	2.76%	44,948	2.72%
The Company will also periodically use Eurodollar futures and short positions in TBA securities to hedge interest rate risk exposure. During the fourth quarter of 2017, the Company entered into $2.0 billion in Eurodollar futures with various maturities in 2018 as additional hedges of its exposure to increasing short-term interest rates. As of December 31, 2018, the Company also held a TBA short position with a notional of $150.0 million and a fair value of $(0.3) million to partially hedge the impact of interest rate risk on the fair value of its fixed-rate Agency RMBS.

Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis. The Company invests in Agency and non-Agency RMBS, CMBS, and CMBS IO.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.
Use of Non-GAAP Financial Measures
In addition to the Company's operating results presented in accordance with GAAP, this release includes certain non-GAAP financial measures including core net operating income to common shareholders (including per common share), adjusted interest expense, adjusted net interest income and the related metrics adjusted cost of funds and adjusted net interest spread. Because these measures are used in the Company's internal analysis of financial and operating performance, management believes that they provide greater transparency to our investors of management's view of our economic performance. Management also believes the presentation of these measures, when analyzed in conjunction with the Company's GAAP operating results, allows investors to more effectively evaluate and compare the performance of the Company to that of its peers, although the Company's presentation of its non-GAAP measures may not be comparable to other similarly-titled measures of other companies. Schedules reconciling core net operating income to common shareholders, adjusted interest expense, and adjusted net interest income to GAAP financial measures are provided as a supplement to this release.

Management views core net operating income to common shareholders as an estimate of the Company's financial performance excluding changes in fair value of its investments and derivatives. In addition to the non-GAAP reconciliation set forth in the supplement to this release, which derives core net operating income to common shareholders from GAAP net income to common shareholders as the nearest GAAP equivalent measure, core net operating income to common shareholders can also be determined by adjusting net interest income to include interest rate swap periodic interest costs, drop income on TBA dollar roll positions, general and administrative expenses, and preferred dividends. Management includes drop income, which is included in "gain (loss) on derivatives instruments, net" on the Company's consolidated statements of comprehensive income, in core net operating income and in adjusted net interest income because TBA dollar roll positions are viewed by management as economically equivalent to holding and financing Agency RMBS using short-term repurchase agreements. Management also includes periodic interest costs from its interest rate swaps, which are also included in "gain (loss) on derivatives instruments, net", in adjusted net interest expense, and in adjusted net interest income because interest rate swaps are used by the Company to economically hedge the impact of changing interest rates on its borrowing costs from repurchase agreements, and including periodic interest costs from interest rate swaps is a helpful indicator of the Company’s total cost of financing in addition to GAAP interest expense. However, these non-GAAP measures do not provide a full perspective on our results of operations, and therefore, their usefulness is limited. For example, these non-GAAP measures do not include gains or losses from available-for-sale investments, changes in fair value of and costs of terminating interest rate swaps, as well as realized and unrealized gains or losses from any instrument used by management to economically hedge the impact of changing interest rates on its portfolio and book value per common share, such as Eurodollar futures and TBA short positions. As a result, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, the Company's GAAP results as reported on its consolidated statements of comprehensive income.
Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release may include, without limitation, statements regarding future interest rates, future market credit spreads, our views on expected characteristics of future investment environments, prepayment rates and investment risks, future investment strategies, our future leverage levels and financing strategies, the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of our investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including volatility in the credit markets which impacts asset prices and the cost and availability of financing, changes in monetary policy and in particular the impact of changes in balance sheet reinvestment policy of the Federal Reserve, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, uncertainty around the impact of government regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and ongoing financial institution regulatory reform efforts, the full impacts of which are unknown at this time, and another ownership change under Section 382 that further impacts the use of our tax net operating loss carryforward. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and other reports filed with and furnished to the Securities and Exchange Commission.

#	#	#

DYNEX CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands except per share data)

	December 31, 2017	September 30, 2017	December 31, 2016
ASSETS	(unaudited)	(unaudited)
Mortgage-backed securities	$3,026,989	$2,921,444	$3,212,084
U.S. Treasuries	146,530	—	—
Mortgage loans held for investment, net	15,738	16,523	19,036
Cash and cash equivalents	40,867	117,702	74,120
Restricted cash	46,333	43,987	24,769
Derivative assets	2,940	368	28,534
Receivable for securities sold	—	13,435	—
Principal receivable on investments	165	3,359	11,978
Accrued interest receivable	19,819	19,267	20,396
Other assets, net	6,397	7,193	6,814
Total assets	$3,305,778	$3,143,278	$3,397,731

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$2,565,902	$2,519,230	$2,898,952
Payable for unsettled securities	156,899	77,357	—
Non-recourse collateralized financing	5,520	5,706	6,440
Derivative liabilities	269	133	6,922
Accrued interest payable	3,734	2,720	3,156
Accrued dividends payable	12,526	11,620	12,268
Other liabilities	3,870	2,413	2,809
Total liabilities	2,748,720	2,619,179	2,930,547

Shareholders’ equity:
Preferred stock - aggregate liquidation preference of $147,217; $141,628; and $114,298, respectively	$141,294	$135,828	$110,005
Common stock, par value $.01 per share: 55,831,549; 51,262,350; and 49,153,463 shares issued and outstanding, respectively	558	513	492
Additional paid-in capital	775,873	742,845	727,369
Accumulated other comprehensive (loss) income	(8,697)	5,886	(32,609)
Accumulated deficit	(351,970)	(360,973)	(338,073)
Total shareholders' equity	557,058	524,099	467,184
Total liabilities and shareholders’ equity	$3,305,778	$3,143,278	$3,397,731

Book value per common share	$7.34	$7.46	$7.18

DYNEX CAPITAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)
 (amounts in thousands except per share data)

	Three Months Ended				Year Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2017
Interest income	$24,124	$23,103	$24,856	$22,419	$94,502
Interest expense	10,056	9,889	8,714	7,519	36,178
Net interest income	14,068	13,214	16,142	14,900	58,324

Gain (loss) on derivative instruments, net	12,678	5,993	(15,802)	175	3,044
Loss on sale of investments, net	(902)	(5,211)	(3,709)	(1,708)	(11,530)
Fair value adjustments, net	12	23	30	10	75
Other (loss) income, net	(50)	(109)	4	(46)	(201)
General and administrative expenses:
Compensation and benefits	(2,153)	(2,070)	(2,041)	(2,245)	(8,509)
Other general and administrative	(1,690)	(1,529)	(2,056)	(2,035)	(7,310)
Net income (loss)	21,963	10,311	(7,432)	9,051	33,893
Preferred stock dividends	(2,910)	(2,808)	(2,641)	(2,435)	(10,794)
Net income (loss) to common shareholders	$19,053	$7,503	$(10,073)	$6,616	$23,099

Other comprehensive income:
Unrealized (loss) gain on available-for-sale investments, net	$(15,438)	$981	$8,739	$18,368	$12,650
Reclassification adjustment for loss on sale of investments, net	902	5,211	3,709	1,708	11,530
Reclassification adjustment for de-designated cash flow hedges	(48)	(48)	(73)	(99)	(268)
Total other comprehensive (loss) income	(14,584)	6,144	12,375	19,977	23,912
Comprehensive income to common shareholders	$4,469	$13,647	$2,302	$26,593	$47,011

Net income (loss) per common share-basic and diluted	$0.36	$0.15	$(0.20)	$0.13	$0.46
Weighted average common shares	53,399	49,832	49,218	49,176	50,417

DYNEX CAPITAL, INC.
KEY STATISTICS
(UNAUDITED)
 ($ in thousands except per share data)

	As Of
		December 31, 2017		September 30, 2017		June 30, 2017		March 31, 2017		December 31, 2016
Portfolio and Other Balance Sheet Statistics:
Total MBS fair value		$3,026,989		$2,921,444		$2,864,026		$3,186,749		$3,212,084
Agency CMBS, amortized cost		$1,134,409		$1,314,925		$1,330,084		$1,257,330		$1,166,454
Agency CMBS, par		$1,123,967		$1,302,237		$1,315,974		$1,243,516		$1,152,586
Agency RMBS-fixed rate, amortized cost		$903,269		$541,262		$—		$—		$—
Agency RMBS-fixed rate, par		$867,667		$522,099		$—		$—		$—
Agency RMBS-variable rate, amortized cost		$289,305		$305,265		$744,089		$1,082,108		$1,214,324
Agency RMBS-variable rate, par		$278,886		$294,254		$715,015		$1,033,735		$1,157,258
CMBS IO, amortized cost(1)		$683,833		$717,115		$752,861		$761,083		$757,892
Other non-Agency MBS, amortized cost		$23,536		$37,441		$37,443		$99,080		$106,297
TBA dollar roll positions, fair value (if settled)		$830,908		$683,680		$414,644		$—		$—
TBA dollar roll positions, amortized cost (if settled)		$829,425		$683,813		$416,312		$—		$—
TBA dollar roll positions, carrying value		$1,483	$(133)			$(1,668)		$—		$—
U.S. Treasuries		$146,530		$—		$—		$—		$—
Book value per common share, end of period		$7.34		$7.46		$7.38		$7.52		$7.18
Leverage including TBA dollar roll positions at cost as if settled at period end (2)	6.4	x	6.3	x	6.0	x	5.8	x	6.3	x

	Three Months Ended
		December 31, 2017		September 30, 2017		June 30, 2017		March 31, 2017		December 31, 2016
Performance Statistics:
Net income (loss) per common share		$0.36		$0.15		$(0.20)		$0.13		$1.36
Core net operating income per common share (3)		$0.20		$0.19		$0.19		$0.15		$0.20
Comprehensive income (loss) per common share		$0.08		$0.27		$0.05		$0.54	$(0.37)
Dividends per common share		$0.18		$0.18		$0.18		$0.18		$0.21
Average interest earning assets (4)		$2,939,786		$2,960,595		$3,107,014		$3,206,026		$3,166,598
Average TBA dollar roll position		$944,103		$797,484		$259,842		$—		$—
Average interest bearing liabilities		$2,563,206		$2,622,067		$2,759,022		$2,850,092		$2,832,870
Effective yield on investments		3.07%		2.95%		2.90%		2.79%		2.78%
Cost of funds (5)		1.53%		1.48%		1.25%		1.06%		0.94%
Net interest spread		1.54%		1.47%		1.65%		1.73%		1.84%
Adjusted cost of funds (6)		1.59%		1.66%		1.46%		1.16%		0.97%
Adjusted net interest spread (7)		1.52%		1.44%		1.50%		1.63%		1.81%
CPR for adjustable-rate Agency RMBS (8)		16.0%		17.1%		16.8%		16.3%		19.3%
CPR for fixed-rate Agency RMBS (8)		4.3%		1.3%		—%		—%		—%

(1)	CMBS IO includes Agency and non-Agency issued securities.

(2)	Leverage equals the sum of (i) total liabilities and (ii) amortized cost basis of TBA dollar roll positions (if settled) divided by total shareholders' equity.

(3)	Non-GAAP financial measures are reconciled in the supplement to this release.

(4)	Excludes TBA dollar roll positions.

(5)	Percentages shown are equal to annualized interest expense divided by average interest bearing liabilities.

(6)	Adjusted cost of funds is equal to annualized adjusted interest expense (a non-GAAP measure) divided by average interest bearing liabilities.

(7)	Adjusted net interest spread includes the impact of drop income from TBA dollar roll positions after deducting adjusted cost of funds from effective yield.

(8)	Represents the average constant prepayment rate ("CPR") experienced during the quarter.

DYNEX CAPITAL, INC.
SUPPLEMENTAL INFORMATION
(UNAUDITED)
 ($ in thousands)

Computations of Non-GAAP Measures:	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Net interest income	$14,068	$13,214	$16,142	$14,900	$16,105
Add: TBA drop income (1)	3,925	3,902	1,351	—	—
Add: net periodic interest costs (2)	(319)	(1,131)	(1,352)	(615)	(140)
Less: de-designated hedge accretion (3)	(48)	(48)	(73)	(99)	(99)
Adjusted net interest income	17,626	15,937	16,068	14,186	15,866
Other (loss) income	(50)	(109)	4	(46)	(18)
General and administrative expenses	(3,843)	(3,599)	(4,097)	(4,280)	(3,589)
Preferred stock dividends	(2,910)	(2,808)	(2,641)	(2,435)	(2,303)
Core net operating income to common shareholders	$10,823	$9,421	$9,334	$7,425	$9,956

(1)
TBA drop income is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.

(2)
Amount represents net periodic interest costs on effective interest rate swaps outstanding during the period and excludes unrealized gains and losses from changes in fair value of derivatives and realized gains and losses on terminated derivatives.

(3)
Amount recorded as a portion of "interest expense" in accordance with GAAP related to the amortization (accretion) of the balance remaining in accumulated other comprehensive loss as a result of the Company's discontinuation of cash flow hedge accounting effective June 30, 2013.

	As of and For the Quarter Ended
	December 31, 2017
Repurchase Agreements by Collateral Type:	Balance as of Period End	Average Balance For the Period
Fixed-rate Agency RMBS	$604,804	$558,931
Adjustable-rate Agency RMBS	231,477	243,739
Agency CMBS	1,003,146	1,036,424
CMBS IO	587,857	603,244
Non-Agency CMBS	15,508	15,587
U.S. Treasuries	123,110	97,402
Securitization financing bond	—	2,246
Total repurchase agreements	$2,565,902	$2,557,573

DYNEX CAPITAL, INC.
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
(UNAUDITED)
 ($ in thousands)

	Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
GAAP net income (loss) to common shareholders	$19,053	$7,503	$(10,073)	$6,616	$66,758
Less:
Accretion of de-designated cash flow hedges (1)	(48)	(48)	(73)	(99)	(99)
Change in fair value of derivative instruments, net (2)	(9,072)	(3,222)	15,801	(790)	(56,686)
Loss on sale of investments, net	902	5,211	3,709	1,708	—
Fair value adjustments, net	(12)	(23)	(30)	(10)	(17)
Core net operating income to common shareholders	$10,823	$9,421	$9,334	$7,425	$9,956

Weighted average common shares	53,399	49,832	49,218	49,176	49,151
Core net operating income per common share	$0.20	$0.19	$0.19	$0.15	$0.20

(1)
Amount recorded as a portion of "interest expense" in accordance with GAAP related to the amortization (accretion) of the balance remaining in accumulated other comprehensive loss as a result of the Company's discontinuation of cash flow hedge accounting effective June 30, 2013.

(2)
Amount includes unrealized gains and losses from changes in fair value of derivatives and realized gains and losses on terminated derivatives and excludes net periodic interest costs incurred on effective interest rate swaps outstanding during the period.

	Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
GAAP net interest income	$14,068	$13,214	$16,142	$14,900	$16,105
Add: TBA drop income	3,925	3,902	1,351	—	—
Add: net periodic interest costs (1)	(319)	(1,131)	(1,352)	(615)	(140)
Less: de-designated hedge accretion (2)	(48)	(48)	(73)	(99)	(99)
Non-GAAP adjusted net interest income	$17,626	$15,937	$16,068	$14,186	$15,866

GAAP interest expense	$10,056	$9,889	$8,714	$7,519	$6,753
Add: net periodic interest costs (1)	319	1,131	1,352	615	140
Less: de-designated hedge accretion (2)	48	48	73	99	99
Non-GAAP adjusted interest expense	$10,423	$11,068	$10,139	$8,233	$6,992

(1)
Amount represents net periodic interest costs on effective interest rate swaps outstanding during the period and excludes unrealized gains and losses from changes in fair value of derivatives and realized gains and losses on terminated derivatives.

(2)
Amount recorded as a portion of "interest expense" in accordance with GAAP related to the amortization (accretion) of the balance remaining in accumulated other comprehensive loss as a result of the Company's discontinuation of cash flow hedge accounting effective June 30, 2013.